UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G

                  Under the Securities Exchange Act of 1934
                              (Amendment No. 3)*

                       FIRST COMMUNITY BANCSHARES, INC.
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                               (Name of Issuer)


                                 COMMON STOCK
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                        (Title of Class of Securities)


                                  319964102
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                                (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


SEC 1746 (12-91) Page 1 of 5

    CUSIP No.    319964102             13G                       Page  2 of 5
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1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

    Frank D. Neese
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2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                  (a)  [ ]
                                                                  (b)  [ ]
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3   SEC USE ONLY


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4   CITIZENSHIP OR PLACE OF ORGANIZATION

    U.S.A.
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          NUMBER OF               5    SOLE VOTING POWER
                                       108,744 shares (including 2,050 shares
           SHARES                      subject to options exercisable within
                                       60 days of April 1, 1999 and 45,454
                                       shares issuable upon conversion of
                                       Convertible Notes.)
                                  --------------------------------------------
         BENEFICIALLY             6    SHARED VOTING POWER

           OWNED BY                    0
                                  --------------------------------------------
             EACH                 7    SOLE DISPOSITIVE POWER
                                       108,744 shares (including 2,050 shares
          REPORTING                    subject to options exercisable within
                                       60 days of April 1, 1999 and 45,454
                                       shares issuable upon conversion of
                                       Convertible Notes.)
                                  --------------------------------------------
            PERSON                8    SHARED DISPOSITIVE POWER

             WITH                      0
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9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    108,744 shares (including 2,050 shares subject to options exercisable within 60 days of April 1, 1999 and 45,454 shares issuable upon conversion of Convertible Notes.)
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10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       [ ]
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11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    10.2%
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12  TYPE OF REPORTING PERSON*

    IN
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                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

    CUSIP No.    319964102             13G                       Page  3 of 5
                 ---------

This Schedule 13G is being filed pursuant to Rule 13d-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). This filing reflects a change in the beneficial ownership of the Filing Person.

ITEM 1.
     (a) NAME OF ISSUER

         First Community Bancshares, Inc.

     (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

         210 East Harriman Street
         Bargersville, Indiana 46106

ITEM 2.
     (a) NAME OF PERSON(S) FILING

         Frank D. Neese

     (b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

         320 North Meridian Street, Suite 606
         Indianapolis, Indiana 46204

     (c) CITIZENSHIP

         United States of America

     (d) TITLE OF CLASS OF SECURITIES

         Common

     (e) CUSIP NUMBER

         319964102

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

         Not Applicable

    CUSIP No.    319964102             13G                       Page  4 of 5
                 ---------

ITEM 4.  OWNERSHIP

    (a)  Amount Beneficially Owned:

         108,744 shares (including 2,050 shares subject to options exercisable within 60 days of April 1, 1999 and 45,454 shares issuable upon conversion of Convertible Notes.)

    (b)  Percent of Class:

         10.2%

    (c)  Number of shares as to which such person has:

           (i)  sole power to vote or to direct the vote
                108,744

          (ii)  shared power to vote or to direct the vote
                0

         (iii)  sole power to dispose or to direct the disposition of
                108,744

          (iv)  shared power to dispose or to direct the disposition of
                0

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         Not Applicable

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         None

ITEM 7. IDENTIFICATIOON AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not Applicable

ITEM 10. CERTIFICATION

         Not Applicable

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                      April 19, 1999
                                      ---------------------------------------
                                      Date

                                      /s/ Frank D. Neese
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                                      Signature

                                      Frank D. Neese
                                      ---------------------------------------
                                      Name/Title